EXHIBIT 25

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 8/3/26 to 8/12/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
8/3/2026	Sell	201,906	15.16
8/4/2026	Sell	99,323	15.34
8/5/2026	Sell	42,298	15.46
8/6/2026	Sell	134,046	15.50
8/7/2026	Sell	165,027	15.67
8/10/2026	Sell	205,881	15.81
8/11/2026	Sell	120,376	15.84
8/12/2026	Sell	153,689	15.83